Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-39811, No. 333-58026, No. 333-134897, No. 333-105726, No. 333-118351, No. 333-169318, No. 333-176410, No. 333-207362, No. 333-227240, and No.333-260115 each on Form S-8 of our report dated March 24, 2023, relating to the consolidated financial statements of Williams-Sonoma, Inc. and its subsidiaries, and the effectiveness of Williams-Sonoma, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the fiscal year ended January 29, 2023.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 24, 2023